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                        [William G. von Glahn letterhead]

                               September 30, 1999


Williams Communications Group, Inc.
One Williams Center
Tulsa, Oklahoma  74172

Ladies and Gentlemen:

         I am Senior Vice President - Law for Williams Communications Group, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"),by the Company of $500 million aggregate principal amount of 10.70% Senior Notes due 2007 and $1.5 billion aggregate principal amount of 10.875% Senior Notes due 2009 (collectively, the "Notes") to be issued under an indenture between the Company and The Bank of New York, as trustee (the "Indenture"). I have previously delivered an opinion to you in connection with the Registration Statement on Form S-1, File No. 333-76877, as amended to date (the "Registration Statement") in connection with the Notes. The form of the Notes and of the Indenture were filed as exhibits to the Registration Statement.

         This opinion is delivered to you in connection with the additional Registration Statement on Form S-1, filed with the Commission on even date herewith (the "Additional Registration Statement") under Rule 462(b) promulgated under the Securities Act, for the issuance of $325 million aggregate principal amount of additional Notes (the "Additional Notes").

         In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.



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         I am admitted to the Bar of the State of Oklahoma, the jurisdiction in which the Company has its principal place of business, and New York, and I express no opinion as to the laws of any other jurisdiction other than the laws of the State of Delaware and the laws of the United States of America to the extent specifically set forth herein.

         Based upon the foregoing, and having regard for the legal considerations as I have deemed relevant, I am of the opinion that, assuming the Registration Statement has become effective under the Securities Act and the Indenture qualified under the Trust Indenture Act of 1939, and that the officer of the Company designated by the Board for such purpose will have properly taken the required actions in connection with the issuance and sale of the Additional Notes, the issuance and sale of the Additional Notes has been duly and validly authorized by the Company and, when issued in accordance with the Indenture and the Purchase Agreement and as set forth in the Registration Statement, the Additional Notes will then have been validly issued and will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relative to or affecting generally the enforcement of creditor's rights and by principles of equity.

         This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

         I hereby consent to the filing of this opinion as an Exhibit to the Additional Registration Statement. In giving such consent, I do not thereby admit that I come



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within the category of persons whose consent is required under Section 7 of the
Securities Act of rules and regulations of the Commission thereunder.

Very truly yours,


/s/ WILLIAM G. VON GLAHN
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William G. von Glahn
Senior Vice President and
General Counsel